Exhibit 99.2

3Com Announces Completion of the Sale of CommWorks Assets

Company Maintains Rights to Intellectual Property to Apply to Further
Expansion in Enterprise Networking

SANTA CLARA, Calif.—(BUSINESS WIRE)—May 23, 2003—3Com Corporation (Nasdaq:COMS - News) announced the completion of the sale of selected assets of its CommWorks carrier business to UTStarcom for approximately $100 million in cash subject to closing adjustments. As part of the transaction, 3Com has maintained a license for all of the patents and intellectual property (IP) transferred to UTStarcom.

“With the close of this sale, 3Com is a dedicated enterprise networking company, with a laser-like focus on meeting the needs of the enterprise customer,” said Dennis Connors, 3Com executive vice president of operations.

3Com offers innovative, feature-rich products and solutions that excel at lower cost of ownership. With a strong balance sheet and increased focus on solutions for enterprise customers, 3Com is well positioned to capitalize on its already compelling position in enterprise networking.

About 3Com

3Com is a tier-one provider of innovative, practical and high-value voice and data networking products, services and solutions for enterprises of all sizes and public sector organizations. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

Contact:

3Com

Pamela Sklar, 408/326-8726

pamela_sklar@3com.com

Sondra Magness, 408/326-2006

sondra_magness@3com.com